                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SIERRA PACIFIC RESOURCES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           [LOGO OF SIERRA PACIFIC]


Malyn K. Malquist
Chairman of the Board, President
and Chief Executive Officer                                       March 31, 1998



To Our Stockholders:

          On behalf of the Board of Directors, I am pleased to invite you to attend the 1998 Annual Meeting of the Stockholders of Sierra Pacific Resources, which will be held at 10:00 a.m., local time, on Monday, May 18, 1998, at the Peppermill Hotel, 2707 South Virginia Street, Reno, Nevada. The formal notice of the Annual Meeting is set forth on the next page.

          The matters to be acted upon at the meeting are described in the attached Proxy Solicitation Statement. During the meeting, you and other stockholders will have the opportunity to ask questions and comment on the Company's operations. Directors, officers, and other employees of the Company will be made available to visit with you before and after the formal meeting to answer whatever questions you may have. In addition to the matters set forth herein, we will also discuss 1997 financial results and our strategic plan for meeting the challenges and seizing the opportunities made available from the profound changes taking place in our industry. Refreshments will be available at the conclusion of the meeting.

          Your views and opinions are very important to the Company. Whether or not you are able to be present at the Annual Meeting, we would appreciate it if you would please review the enclosed Annual Report and Proxy Solicitation Statement. Regardless of the number of shares you own, please execute your proxy card and promptly return it to us in the postpaid envelope.

          We greatly appreciate the interest expressed by our stockholders, and we are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                       Sincerely,

                                       /s/ M. K. Malquist

                           SIERRA PACIFIC RESOURCES
                                6100 Neil Road
                              Reno, Nevada 89511

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1998

                               --------------

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Pacific Resources will be held at the Peppermill Hotel, 2707 South Virginia, Reno, Nevada, on Monday, May 18, 1998, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

          (1) To elect three members of the Board of Directors to serve until the Annual Meeting in 2001, or until their successors are elected and qualified.

          (2) To transact such other business as may properly come before the meeting, and any or all adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

          Only holders of record of Common Stock at the close of business on March 13, 1998, will be entitled to vote at the meeting, and any or all adjournments thereof. The transfer books will not be closed.

          Your continued interest as a stockholder in the affairs of your Company, its growth and development is greatly appreciated by the directors, officers and employees who serve you.

                                 By Order of the Board of Directors

                                 WILLIAM E. PETERSON
                                   Secretary

DATED:  March 31, 1998

IF YOU ARE A HOLDER OF COMMON STOCK OF THE COMPANY AND DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, IT WILL BE HELPFUL TO US IF YOU WILL READ THE ACCOMPANYING PROXY STATEMENT, THEN MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, AS EARLY AS POSSIBLE.

We thank you for your cooperation.

MAILING ADDRESS:
     P. O. Box 30150
     Reno, Nevada 89520

                            SIERRA PACIFIC RESOURCES
                                 6100 NEIL ROAD
                              RENO, NEVADA 89511


                                PROXY STATEMENT
                                ----------------

                                    GENERAL


  This proxy statement is furnished to the holders of Common Stock of Sierra Pacific Resources (hereinafter referred to as the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on Monday, May 18, 1998. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Every properly signed proxy will be voted.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later dated proxy, or by revoking it in person at the meeting.

  The Company will bear the cost of solicitation of proxies by management, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Common Stock. In addition to the use of mail, proxies may be solicited by personal interview, by telephone, by telegraph or electronic wireless medium, or by certain employees without compensation. Beacon Hill Partners, Inc., will assist in the solicitation of proxies at an estimated cost of $4,000. The approximate date on which this proxy statement and the enclosed proxy will first be sent to stockholders is March 31, 1998.


                      STOCK OUTSTANDING AND VOTING RIGHTS

  Only holders of Common Stock of record on the stock transfer books of the Company at the close of business on March 13, 1998 (the "record date") will be entitled to vote at the meeting. There were 30,940,819 shares of Common Stock outstanding on the record date. Each share of Common Stock is entitled to one vote and a fraction of a share is entitled to the appropriate fraction of a share vote. Under the Company's By-Laws, a majority of the shares issued and outstanding and entitled to vote will constitute a quorum, and a majority of the voting power of shares represented at the meeting will be sufficient to elect Directors. Abstentions and broker non-votes will be counted for purposes of determining a quorum and the number of shares, which will constitute a majority of the voting power represented at the meeting. Since a majority of the voting power represented at the meeting is required to approve most proposals, and to elect directors, abstentions and non-votes will have the practical effect of a vote against a proposal.


                             ELECTION OF DIRECTORS

  All Directors elected at the meeting will serve a three-year term ending at the Annual Meeting in 2001, or until their successors are elected and qualified. The shares represented by the enclosed proxy will be voted to elect the three Nominees unless such authority has been withheld. If any Nominee becomes unavailable for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other persons as may be selected by the Board of Directors of the Company.

  The following information is furnished with respect to each Nominee for election as a Director and for each Director whose term of office will continue after the meeting.


NAME OF DIRECTOR                         PRINCIPAL OCCUPATION                                    DIRECTOR
AND NOMINEE                 AGE          DURING LAST 5 YEARS                                      SINCE
-----------------------------------------------------------------------------------------------------------
NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING IN 2001
James R. Donnelley          62   Vice Chairman of the Board of R.R. Donnelley & Sons Company       1987
                                 since July 1990. He has been a director of that company since
                                 1976.  He is also a director of Pacific Magazines & Printing
                                 Limited and Chairman of the Board of National Merit
                                 Scholarship Corporation.

Malyn K. Malquist           45   In the first quarter of 1998, Mr. Malquist was elected             1998
                                 Chairman, President & CEO of the Company and its wholly owned subsidiary, Sierra Pacific Power Company (SPPC). In 1996, he was named Senior Vice President, Distribution Services
                                 Business Group, and Principal Operations Officer.  He served as Senior Vice President and Chief Financial Officer of the
                                 Company from 1994 to 1996.  Prior to joining the company, he was with San Diego Gas & Electric, where he was Treasure in 1990 and
                                 Vice President in 1993.

James L. Murphy             68   Certified public accountant and retired partner of and             1992
                                 consultant to Grant Thornton, L.L.P., an international
                                 accounting and management consulting firm.  He is the owner, independent trustee and general partner of several real estate development projects and numerous rental properties.  He is also a retired Colonel of the United States Air Force Reserve.
                                 He has been a Director of SPPC since 1990.

                                            PRINCIPAL OCCUPATION                                 DIRECTOR
NAME OF DIRECTOR            AGE             DURING LAST 5 YEARS                                   SINCE
------------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERM EXPIRES IN 1999
Krestine M. Corbin          60   President and Chief Executive Officer of Sierra Machinery          1989
                                 Incorporated since 1984 and a director of that Company since
                                 1980.  She also serves on the Twelfth Federal Reserve Bank
                                 District Board.

Harold P. Dayton            75   Retired since 1985; formerly President of Dayton's Furniture,      1984
                                 Inc. Mr. Dayton has been a director of SPPC since 1967.

Richard N. Fulstone         70   President and General Manager of R.N. Fulstone Company since       1986
                                 1957 and President and General Manager of F.M. Fulstone, Inc.,
                                 since 1982 (both companies engage in farming, cattle ranching, and investments).

Dennis E. Wheeler           55   Chairman of the Board, President and Chief Executive Officer       1990
                                 of Coeur d' Alene Mines Corporation since 1986.

                                        PRINCIPAL OCCUPATION                                    DIRECTOR
NAME OF DIRECTOR            AGE         DURING LAST 5 YEARS                                      SINCE
--------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERM EXPIRES IN 2000
Edward P. Bliss             65   Partner, Loomis, Sayles & Co., Inc., an investment counsel        1990
                                 firm in Boston, Massachusetts.  He is also a director of
                                 Seaboard Oil Company of Midland, Texas.

Theodore J. Day             48   Senior Partner, Hale Day Gallagher Co., a real estate             1987
                                 brokerage and investment company.

Robert B. Whittington       70   Retired newspaper executive; former President, Gannett West       1985
                                 Newspaper Group and Director, Gannett Co., Inc.; former
                                 publisher, Reno Evening Gazette and Nevada State Journal.

   All Directors of Sierra Pacific Resources are Directors of its wholly-owned subsidiary, SPPC. Of the other wholly-owned subsidiaries, Messrs. Malquist and Murphy are Directors of Lands of Sierra, Inc.; Messrs. Dayton and Malquist are Directors of Sierra Gas Holdings Company; Messrs. Day and Malquist are Directors of Tuscarora Gas Pipeline Company; and Messrs. Malquist and Fulstone are Directors of Sierra Water Development Company. Mr. Malquist is also a Director of Sierra Energy Company, Tuscarora Gas Operating Company, Pinon Pine Corp., and Pinon Pine Investment Co. In addition, Dr. Ronald K. Remington, President of Great Basin College, is a Director of SPPC.


                            DIRECTOR'S COMPENSATION

   Each non-employee Director is paid an annual retainer of $30,000. In keeping with the Board's policy to tie management and director compensation to overall Company performance, and to increase Director share ownership, on February 12, 1996, the Board amended the Non-Employee Director Stock Plan ("Plan") to require that a minimum of $20,000 of the annual retainer be paid in Company Common Stock. Under other provisions of the Plan, several non-employee Directors elected to receive more Company Stock than the required minimum. This requirement, adopted by an amendment to the Plan in 1996, increased the minimum amount of the annual retainer Directors must take in Company Stock to 66-2/3%. It also insures that all Directors will have a minimum of $100,000 worth of Company Stock after five years of service. This Plan amendment, along with the elimination of the director Retirement Plan (described below) in 1996, insures that all Directors will always maintain a substantial shareholder investment in the Company. Non-employee Directors of the Company, its subsidiaries, and members of Board committees are paid $1,200 for each Board or Committee meeting attended, not to exceed two meeting fees per day regardless of the number of meetings attended. Directors also receive a full meeting fee or partial meeting fee (depending on distance) for travel to attend meetings away from the Director's home. In consideration for their additional responsibility and time commitments, non-employee Directors serving as Committee Chairpersons are also paid an additional $1,000 quarterly.

   The Company's Retirement Plan for Outside Directors, adopted March 6, 1987, was terminated on June 25, 1996. The actuarial value of the vested benefit as of May 20, 1996, for each Director, was converted into "phantom stock" of the Company at its fair market value on May 20, 1996. The "phantom stock" is held in an account to be paid at the time of the Director's departure from the Board. All "phantom stock" earns dividends at the same rate as listed stock from the date of conversion and is deemed reinvested in additional shares of such stock.

                          BOARD AND COMMITTEE MEETINGS

   The Board of Directors maintains the following standing committees: Audit, Compensation and Organization, and Planning and Finance. The Company's wholly-owned subsidiary, SPPC, maintains a Pension Committee, which oversees the pension and benefits program for all affiliates, and an Environmental Committee. The Board may also establish ad hoc committees for specific projects when required.

   The Audit Committee was established in 1972 to review and confer with the Company's independent auditors and to review the Company's internal auditing program and procedures to ensure that its operations are in compliance with applicable laws, regulations and Company policies. The Directors presently serving on the Audit Committee are Ms. Corbin (Chair), and Messrs. Dayton, Bliss, Murphy and Wheeler. The Audit Committee met three times in 1997.

   The Compensation and Organization Committee was formed in 1991 to assume the duties and responsibilities of the previous Personnel & Organization Committee. Among its other duties, this Committee considers nominations to the Board of Directors as recommended by stockholders or others. To be considered, nominations must be submitted in writing to the Committee in care of the Secretary of the Company. This Committee also reviews Director and executive performance, recommends appointments to Board Committees and reviews and recommends to the Board any changes in directors' fees or compensation adjustments for all officers and executives of the Company. Directors presently serving on the Compensation and Organization Committee are Messrs. Day, Dayton, Donnelley (Chair)., Fulstone, and Whittington. The Committee met four times in 1997.

   The Planning and Finance Committee was formed in October, 1992 to assume the duties and responsibilities of the previously separate Finance and Planning Committees. This Committee reviews and recommends to the Board the long-range goals of the parent and subsidiary companies and the type and amount of financing necessary to meet those goals. Ms. Corbin and Messrs. Donnelley, Fulstone, Murphy, and Wheeler (Chair) presently serve on this Committee. The Planning and Finance Committee met four times in 1997, including two sessions with the full Board.

   The Environmental Committee was formed in 1992 to assist the Board in overseeing the Company's environmental policy and performance and to provide guidance to executive management on environmental issues. Messrs. Dayton, Fulstone, Wheeler, and Dr. Remington (Chair) presently serve on this Committee. The Committee met two times in 1997.

   The Pension Committee was formed to oversee SPPC's pension and 401-K benefit programs; to appoint, discharge and monitor plan money managers; and to review and discharge the fiduciary duties delegated to the Committee under the Company's benefit plans. Messrs. Bliss, Day, Murphy (Chair), and Whittington presently serve on this Committee. The Committee met five times in 1997.

   There were four regularly scheduled Board meetings held during 1997. The aggregate meeting attendance of all members of the Board was 95% for Board and Committee meetings.

                           SUMMARY COMPENSATION TABLE

   The following table sets forth information about the compensation of the Chief Executive Officer and each of the four most highly compensated officers for services in all capacities to the Company and its subsidiaries.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                 Long-Term Compensation
                                                                        -------------------------------------------
                                             Annual Compensation                 Awards                Payouts
                                    -------------------------------------------------------------------------------
                                                                                          Securities
                                                                Other                      Under-
                                                                Annual      Restricted     lying                       All Other
     Name and                                    Incentive      Compen-        Stock       Options/         LTIP        Compen-
    Principal                         Salary        Pay         sation        Awards         SARS          Payouts      sation
     Position               Year        ($)         ($)           ($)           ($)           (#)            ($)          ($)
       (a)                   (b)        (c)       (d) (2)       (e) (3)         (f)           (g)          (h)(4)       (i) (5)
---------------------------------------------------------------------------------------------------------------------------------
Walter M. Higgins
Chairman,                    1997    361,497           0        6,020          0            30,000               0        47,175
President and                1996    334,231     219,869            0          0             9,594         181,193        35,054
Chief Executive Officer      1995    314,423     184,064        1,123          0            11,960               0        21,600

Malyn K. Malquist            1997    212,803      92,198        2,052          0            14,000         101,192        15,279
Senior Vice President,       1996    194,077      95,335            0          0             3,504          51,770         9,380
Distribution Services        1995    185,769      77,903          297          0             4,231               0        13,219
Business Group & Principal
Operations Officer, SPPC

William E. Peterson          1997    207,757      78,184       17,412          0            10,000        101,192        29,488
Senior Vice President,       1996    191,923      85,445        3,417          0             3,504         70,508        20,982
General Counsel and          1995    190,000      77,903        6,157          0             4,231              0        14,876
Corporate Secretary

Mark A. Ruelle (1)           1997    143,308      65,269       3,808           0             8,384              0        77,329
Senior Vice President,       1996          0           0           0           0                 0              0             0
Chief Financial Officer      1995          0           0           0           0                 0              0             0
and Treasurer

Gerald W. Canning            1997    150,364      45,916       6,035           0             6,000         61,505        16,200
Vice President, Electric     1996    147,692      46,232       1,423           0             2,066         38,602        14,350
Production & Fuels, SPPC     1995    139,769      46,510       5,600           0             2,570              0         9,252
---------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Ruelle joined Sierra Pacific Resources and SPPC as Senior Vice President, Chief Financial Officer and Treasurer in March 1997.
(2) Amounts represent incentive pay received pursuant to the Company's "pay for performance" team incentive plan approved by Directors in May 1994.
(3) No perquisites in the aggregate exceeded the lesser of $50,000 or 10% of salary and bonus for any named executive. Accordingly, no amount for perquisites have been reported.
(4) Long term incentive payout relates to performance share payout for the three-year period January 1, 1995 through December 31, 1997.
(5)  Amounts of All Other Compensation include the following for 1997:


     . Company contributions under the 401(k) Deferred Compensation Plan for all administrative employees and the executive officers, pursuant to which the Company or its subsidiaries match 50% of each executive officer's deferral up to 6% of salary. In 1997, the Company matching amount was $4,750 for Mr. Higgins, $4,750 for Mr. Malquist, $4,750 for Mr. Peterson, $1,471 for Mr. Ruelle, and $4,750 for Mr. Canning.
     . Company contributions to the Non-Qualified Deferred Compensation Plan for Messrs. Higgins, Malquist, Peterson, Ruelle and Canning were $34,108, $8,595, $21,375, and $8,322. The additional income on earnings contributed by Messrs. Higgins, Malquist, Peterson, and Canning which was in excess of 120% of the federal rate were $763, $644, $1,426, and $1,996.
     . Imputed income on group term life insurance premiums paid by the company for Messrs. Higgins, Malquist, Peterson, Ruelle and Canning was $1,152, $560, $824, $140, and $352.
     . Insurance premiums paid for Executive Term Life Policies for Messrs. Higgins, Malquist, Peterson, Ruelle, and Canning were $6,402 , $730, $1,113, $290, and $780, respectively.
     . Mr. Ruelle received a payment of $60,000 from SPPC as an inducement to accept employment. In addition, the company paid $15,428 in moving expenses for Mr. Ruelle.


                   OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES
                     FOR DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

Voting Stock

     So far as the Company knows, no person, firm or corporation owned beneficially more than 5% of the shares of Common Stock outstanding on the record date.

     The table below sets forth the shares of Sierra Pacific Resources Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer, and the four other most highly compensated executive officers. No director, nominee for director or executive officer owns, nor do the directors and executive officers as a group own, in excess of one percent of the outstanding Common Stock of the Company. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                 SHARES
                                              BENEFICIALLY                PERCENT OF TOTAL SHARES
                                              OWNED AS OF                    OUTSTANDING AS OF
  NAME OF DIRECTOR OR NOMINEE              FEBRUARY 28, 1998                 FEBRUARY 28, 1998
--------------------------------        ---------------------        -------------------------------
Edward P. Bliss                                 13,090
Krestine M. Corbin                               9,406
Theodore J. Day                                 19,467
Harold P. Dayton, Jr.                           11,701
James R. Donnelley                              17,373                       No director or nominee
Richard N. Fulstone                             13,920                       for director owns in excess
Walter M. Higgins                                  100                       of one percent.
Malyn K. Malquist                               14,888
James L. Murphy                                  9,445
Dennis E. Wheeler                                8,379
Robert B. Whittington                           12,202
                                        ---------------------
                                               129,971
                                        =====================

                                                  SHARES
                                               BENEFICIALLY                PERCENT OF TOTAL SHARES
                                               OWNED AS OF                    OUTSTANDING AS OF
      EXECUTIVE OFFICERS                    FEBRUARY 28, 1998                 FEBRUARY 28, 1998
---------------------------------        ---------------------        -------------------------------
Walter M. Higgins                                    100
Malyn K. Malquist                                 14,888
William E. Peterson                               13,129                   No executive officer owns
Mark A. Ruelle                                     3,165                   in excess of one percent.
Gerald W. Canning                                  7,881
                                         ---------------------
                                                  39,163
                                         =====================
All directors and executive officers
 as a group (a) (b)  (c)                         178,683
                                         =====================

---------------------------------

(a) Includes shares acquired through participation in the Employee Stock Purchase Plan (terminated in 1996) and 401(k) Plan.
(b) The number of shares beneficially owned includes shares which the Executive Officers currently have the right to acquire pursuant to stock options granted and performance shares earned under the Executive Long-Term
     Incentive Plan.    Shares beneficially owned pursuant to stock options
     granted to Messrs. Higgins, Malquist, Peterson, Ruelle, and Canning, and directors and executive officers as a group are -0-, 10,817, 10,287, 2,795, 6,017, and 42,441 shares, respectively. Shares beneficially owned as a result of performance shares earned by Messrs. Higgins, Malquist, Peterson, Ruelle Canning, and all officers as a group are 0, 1,350, 1,234, 0, 1025 and 6,136, respectively.
(c) Included in the shares beneficially owned by the Directors are 65,290 shares of "phantom stock" discussed in the Section titled "Director Compensation."

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options to the named executive officers of Sierra Pacific Resources and SPPC in 1997. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the present value of the grant at the date of grant. The exercise price of all options is the market value of the stock as listed on the New York Stock Exchange at the time the options are granted.

-------------------------------------------------------------------------------------------------------------
                                  Individual Grants (1)
------------------------------------------------------------------------------------------

                                          Percent of Total
                          Number of         Options/SARS
                          Securities         Granted to        Exercise                           Grant
                          underlying         Employees          of Base                           Date
                         Options/SARS        in Fiscal           Price        Expiration         Present
        Name               Granted              Year            ($/Sh)           Date             Value
         (a)                 (b)                (c)               (d)             (e)            (f) (2)
--------------------------------------------------------------------------------------------------------------
Walter M. Higgins          30,000              27.2             $28.75          1/1/07          $107,445
Malyn K. Malquist          14,000              12.7              28.75          1/1/07            50,141
William E. Peterson        10,000               9.1              28.75          1/1/07            35,815
Mark A. Ruelle              8,384               7.6              28.75          1/1/07            30,027
Gerald W. Canning           6,000               5.4              28.75          1/1/07            21,489
----------------------------------------------------------------------------------------------------------------

(1) Under the Executive Long-Term Incentive Plan approved by shareholders in 1994, the grants of non-qualifying stock options were made on January 1, 1997. Thirty-three and one-third percent of these grants vest annually commencing one year after the date of the grant.
(2) The hypothetical grant date present values are calculated under a modified Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. The assumptions used in determining the option grant date present value listed above include the stock's expected volatility (11.6%), risk free rate of return (6.25%), projected dividend yield (5.5%), the stock option term (10 years), and an adjustment for non-transferability or risk of forfeiture during the vesting period (five years at 3%).

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information as to the value of the options held by the named executive officers at year-end measured in terms of the closing price of Sierra Pacific Resources Common Stock on December 31, 1997.

------------------------------------------------------------------------------------------------------
                                                                   Number of              Dollar
                                                                  Securities             Value of
                                                                  Underlying           Unexercised
                                                                  Unexercised          in-the-Money
                                                                Options/SARS at      Options/SARS at
                               Shares                           Fiscal Year-End      Fiscal Year-End
                             Acquired on         Value           Exercisable/          Exercisable/
          Name                Exercise          Realized        Unexercisable        Unexercisable
          (a)                    (b)               (c)                (d)                 (e)(1)
------------------------------------------------------------------------------------------------------
Walter M. Higgins              12,979           $223,501              0/49,036           $0/$737,853
Malyn K. Malquist                   0                  0          4,050/20,446       69,794/ 303,719
William E. Peterson                 0                  0          4,648/16,845       79,963/ 253,998
Mark A. Ruelle                      0                  0              0/ 8,384            0/ 118,424
Gerald W. Canning                   0                  0          2,670/10,018       46,113/ 151,010
------------------------------------------------------------------------------------------------------

(1)   Pre-tax gain.   Value of in-the-money options based on the December 31,
      1997, closing trading price less the option exercise price.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR

     The Executive Long-Term Incentive Plan (LTIP) approved by shareholders in 1994 provides for the granting of stock options (both non-qualified and qualified), stock appreciation rights (SARs), restricted stock performance units, performance shares and bonus stock to participating employees as an incentive for performance. Incentive compensation is based on the achievement of pre-established financial goals for the Company. In 1997, goals were established for total shareholder return (TSR) compared against the Dow Jones Utility Index and annual growth in earnings per share (EPS).

     The following table provides information as to the performance shares granted to the named executive officers of Sierra Pacific Resources and SPPC in 1997. Nonqualifying stock options granted to the named executives as part of the LTIP are shown in the table "Option/SAR Grants in Last Fiscal Year."

-----------------------------------------------------------------------------------------------------------
                                                         Estimated Future Payouts Under Non-Stock
                                                                    Price-Based Plans
                                                        ---------------------------------------------------
                                         Performance
                         Number of         or Other
                          Shares,        Period Until
                         Units or       Maturation or       Threshold         Target            Maximum
        Name           Other Rights         Payout              $                $                 $
        (a)                 (b)              (c)             (d) (2)          (e) (3)           (f) (4)
-----------------------------------------------------------------------------------------------------------
Walter M. Higgins(1)           4,500      3 years                   0         $     0         $      0
Malyn K. Malquist              2,000      3 years              28,750          57,500          100,625
William E. Peterson            1,500      3 years              21,563          43,125           75,469
Mark A. Ruelle                 1,258      3 years              18,084          36,168           63,293
Gerald W. Canning                800      3 years              11,500          23,000           40,250
-----------------------------------------------------------------------------------------------------------

(1) In accordance with the terms of the Plan, at the time of his resignation Mr. Higgins forfeited all performance shares.
(2) The threshold represents the level of TSR and EPS achieved during the cycle which represents minimum acceptable performance and which, if attained, results in payment of 50% of the target award. Performance below the minimum acceptable level results in no award earned.
(3) The target represents the level of TSR and EPS achieved during the cycle which indicates excellent performance and which, if attained, results in payment of 100% of the target award.
(4) The maximum represents the maximum payout possible under the plan and a level of TSR and EPS indicative of outstanding performance which, if attained, results in a payment of 175% of the target award.

     All levels of awards are made with reference to the price of each performance share at the time of grant.

                                 PENSION PLANS

     The following table shows annual benefits payable on retirement at normal retirement age 65 to elected officers under SPPC's defined benefit plans based on various levels of remuneration and years of service which may exist at the time of retirement.

                                                             Annual Benefits for Years of Service Indicated
Highest Average Five-              -----------------------------------------------------------------------------------------------
Years Remuneration                        15 Years           20 Years           25 Years           30 Years           35 Years
------------------------           -----------------------------------------------------------------------------------------------
        $ 60,000                          $ 27,000           $ 31,500           $ 36,000           $ 36,000           $ 36,000
        $120,000                          $ 54,000           $ 63,000           $ 72,000           $ 72,000           $ 72,000
        $180,000                          $ 81,000           $ 94,500           $108,000           $108,000           $108,000
        $240,000                          $108,000           $126,000           $144,000           $144,000           $144,000
        $300,000                          $135,000           $157,500           $180,000           $180,000           $180,000
        $360,000                          $162,000           $189,000           $216,000           $216,000           $216,000
        $420,000                          $189,000           $220,500           $252,000           $252,000           $252,000
        $480,000                          $216,000           $252,000           $288,000           $288,000           $288,000
        $540,000                          $243,000           $283,500           $324,000           $324,000           $324,000
        $600,000                          $270,000           $315,000           $360,000           $360,000           $360,000
        $660,000                          $297,000           $346,500           $396,000           $396,000           $396,000
        $720,000                          $324,000           $378,000           $432,000           $432,000           $432,000

     SPPC's noncontributory Retirement Plan (Retirement Plan) provides retirement benefits to eligible employees upon retirement at a specified age. Annual benefits payable are determined by a formula based on years of service and final average earnings consisting of base salary and incentive compensation. Remuneration for the named executives is the amount shown under "Salary" and "Incentive Pay" in the Summary Compensation Table. Pension costs of the Retirement Plan to which SPPC contributes 100% of the funding are not and cannot be readily allocated to individual employees and are not subject to Social Security or other offsets.

     Years of credited service under the qualified plan for Messrs. Higgins, Malquist, Peterson, Ruelle, and Canning are 4.1, 3.7, 4.6, .9, and 28.1, respectively.

     A Supplemental Executive Retirement Plan (SERP) and an Excess Plan are also offered to the named executive officers. The SERP is intended to ensure the payment of a competitive level of retirement income to attract, retain and motivate selected executives. The Excess Plan is intended to provide benefits to executive officers whose pension benefits under the Retirement Plan are limited by law to certain maximum amounts.

     In addition, SPPC has entered into an arrangement with Mr. Peterson crediting him with four years of service for prior years of service with his previous employer, most of which was dedicated to performing legal services for the Company, and an additional one-half year credit for each year of service with the Company for the first ten years of his employment.

                               PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors (S&P) Composite-500 Index and the Dow Jones Utilities Index for a five-year period commencing December 31, 1992, and ending December 31, 1997.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG SIERRA PACIFIC RESOURCES, THE S & P 500 INDEX
                       AND THE DOW JONES UTILITIES INDEX

---------------------------------------------------------------------------------------------------------
                                  12/31/92     12/31/93    12/31/94     12/31/95     12/31/96    12/31/97
---------------------------------------------------------------------------------------------------------
SIERRA PACIFIC RESOURCES            $100         $106         $103        $135         $174        $237
---------------------------------------------------------------------------------------------------------
STANDARD & POORS 500                $100         $110         $112        $153         $189        $252
---------------------------------------------------------------------------------------------------------
DOW JONES UTILITIES                 $100         $110          $93        $123         $134        $164
---------------------------------------------------------------------------------------------------------
*$100 invested on 12/31/92 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
---------------------------------------------------------------------------------------------------------

                  REPORT OF THE COMPENSATION AND ORGANIZATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

To the Stockholders:

     In 1994, Sierra Pacific Resources directors and shareholders approved a compensation plan designed to tie the pay of the executives to the Company's overall performance as well as to their own individual achievements as individuals. 1997 marked the fourth consecutive year of improved results, once again demonstrating that the plan has been and continues to be a success. To review, the guiding principles of the pay-for-performance plan are:

     . To encourage executive involvement in creating long-term shareholder value by emphasizing the executive's ownership of Company Stock.
     . To tie cash awards to specific goals set for the Company, the executive's business unit, and the individual.
     . To make improved customer satisfaction, as measured by outside surveys, a specific element of the performance program.
     . To tie compensation to both annual and long-term strategic plans.
     . To be able to attract and retain executives of the high caliber vital to long-term Company success.
     . To relate base pay to industry standards but to require superior performance in order to receive payouts above those standards.

     To reach these goals, the program sets base salaries for executives at industry medians and provides executives with the opportunity to achieve above-median levels with additional "at-risk" compensation, which is awarded on the condition that goals designed to increase shareholder value are satisfied or exceeded. In 1997, the "at risk" portion of annual cash compensation for the executive staff (except for the CEO) was targeted at 25% to 35% of position rate (industry standard pay), based on meeting or surpassing pre-determined Company-wide goals for financial performance, customer satisfaction, and capital spending. These goals account for 75% of the annual cash incentive; individual performance, judged by the chief executive officer, affects 25%. The expectation is that total cash compensation will exceed the competitive market in good performance years and fall below market if performance is below average.

     Long-term performance share grant incentives are also based on meeting or exceeding financial performance. In 1997, long-term grants comprised 10% to 15% of an executive's position rate. These stock grants, which include dividend equivalents provided goals are met, are made for a three-year period. They are earned by meeting requirements for annual growth in earnings per share and total shareholder return in comparison with the Dow Jones Utility Index, as measured over the three-year period of the award.

     The plan also includes non-qualified stock option grants that range (at face value) from 30% to 45% of position salary rates. These vest over three years at the rate of 33-1/3% a year. The exercise price for options is the fair market value (list price on the New York Stock Exchange) on the date of the grant.

     In 1997, the Committee commissioned Towers Perrin, a national executive compensation consulting firm, to study and review executive compensation and determine whether the Company's plan was in line with current industry standards and practices. The Towers Perrin study indicated that the executive annual at-risk and long-term incentives were slightly below market in all categories. Consistent with growing trends and practices in our industry, which is experiencing rapid deregulation and competition, Towers Perrin recommended that executive compensation become more aligned with standards and practices in competitive, deregulated industries. Based on these recommendations and findings, the Company did make some modest revisions to the target goals to be effective in calendar year 1998, for 1999 award grants.

     For the fourth consecutive year, overall performance exceeded the overall goals set by the Board of Directors. Customer satisfaction (which serves as a proxy for market share) is broken down into three broad categories: industrial, commercial, and residential. Customer satisfaction is measured by Market Strategies, Inc., an independent market research firm, on a scale of 1 to 10, with 10 being the highest score possible. In 1997, commercial customer satisfaction reached the highest measured levels ever. Industrial customer satisfaction improved over 1996 and also exceeded the overall goal established by the Committee. Residential customer satisfaction matched last year's record high score. The capital spending performance goal established by the Board was also met. Even after taking into consideration a $7 million rate decrease to Nevada customers, overall financial performance for the Company was the best ever. For the fourth consecutive year, customer satisfaction combined with excellent financial results resulted in overall performance in excess of 100% of the 1997 goal.

     December 31, 1997, marked the end of the second three-year measurement period (1995-1997) for the award of performance shares under the Company's long-term incentive program. Overall earnings per share grew an average of 10.4% per year over the three-year period, and total shareholder return over the same period put Sierra in the top percentile in the Dow Jones Utility Average. Based on the terms of the plan approved by shareholders in 1994 and the specific three-year goals established by the Committee in 1995, management earned the maximum amount of shares available for grant in 1995.

     The officers and executives achieved these results in the midst of utility industry restructuring. These changes have mandated significant Company reorganization, and a major redirection and refocusing of management efforts to prepare for and meet competition. Significant operational achievements of the executive staff in 1997 include record electric system reliability, further improvements in recordable employee accidents amounting to a 65% decrease since 1993, further reductions in average costs to serve new customers, reduced electric generation and fuel costs, maintaining an electric plant availability rating of 92.6%, and completion of the first full year of the Pinon Pine commercial operation. Significant financial achievements include total shareholder return of 35% (ranking in the top one-third for all publicly held companies), maintenance of an A-bond rating, a 6-cent increase in dividends, successfully earning back $9.65 million in revenue "margin" lost due to rate reductions provided to customers in 1997, and significantly increased revenues for electric transmission and the Tuscarora gas pipeline. Other achievements include formation of a new alliance with Primary Energy, one of the nation's premier co-generation companies, to market co-generation products, and negotiating a new three-year labor contract with the IBEW, which closely aligns union member employees with the interests of all company shareholders.


                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Walter M. Higgins, who resigned from the Company in January 1998 to accept the position of President and CEO for AGL Resources, served as the Company's CEO for all of 1997. Under the Company's compensation plan, CEO compensation is based on the same guiding principles established for the executive group as a whole.

     At the end of 1996 and again in 1997, the Committee commissioned a study of the Company's compensation plan, which disclosed that the CEO's compensation fell below the national median for chief executives of similarly situated companies. Mr. Higgins' base salary was not adjusted in 1997 but was increased to $355,000 at the end of 1997, to take effect in January 1998.

     In 1997, Mr. Higgins' target annual incentive was 45% of position rate, 80% of which was based on achieving the same corporate goals established for the executive group as a whole, and 20% of which was based on meeting individual goals. As stated above, all of the corporate goals established by the Committee were achieved. The Committee established 12 specific individual goals for Mr. Higgins in 1997, all of which were either fully or substantially satisfied. It is the policy of the Board of Directors with respect to annual incentive compensation, and a requirement of the long-term incentive plan approved by shareholders in 1994, that no incentive award or performance shares be granted to a senior executive who resigns from the Company to take a position elsewhere. Therefore, Mr. Higgins received no incentive award or performance shares for 1997. In the first quarter, the Board of Directors elected Malyn K. Malquist Chairman, President and CEO of the Company.

     MEMBERS OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     Theodore J. Day                    Richard N. Fulstone
     Harold P. Dayton, Jr.              Robert B. Whittington
     James R. Donnelley, Chair


                             SEVERANCE ARRANGEMENTS

     Severance allowance plans (adopted in 1986) exist for all employees of the Company and its subsidiaries which provide for severance pay, payable in a lump sum or by purchase of an annuity, if within three years after a change in control of the Company, there is a termination of employment by the Company related to such change in control, or a termination of employment by the employee for good reason, in each case as described in the plans. In these circumstances, employees, including the currently employed officers named in the compensation table above, are entitled to a severance allowance not to exceed an amount equal to 24 months of the employee's base salary and any bonus and the continuation for up to 24 months of participation in the Company's group medical and life insurance plans. Change in control is defined in the plan as, among other things, a dissolution or liquidation, a reorganization, merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all the assets of the Company (not the sale of a work unit) or the acquisition by any person or entity of 20% or more of the voting power of the Company. In addition, several change-in-control contracts have been entered into between the Company and several of its executives, including those listed on the Summary Compensation Table, which are described in the section titled Certain Relationships and Related Transactions. Benefits under the change of control contracts are in lieu of, and not in addition to, any benefits available under the severance allowance plans.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     The Company has entered into severance agreements with certain key executives, including the individuals named in the Summary Compensation Table. These agreements provide that, upon termination of the executive's employment within 24 four months following a change in control of the Company (as defined in the agreements) either (a) by the Company for reasons other than cause (as defined in the agreements), death or disability, or (b) by the executive for good reason (as defined in the agreement, including a diminution of responsibilities, compensation, or benefits (unless, with respect to reduction in salary or benefits, such reduction is applicable to all senior executives of the Company and the acquiror), the executive will receive certain payments and benefits. These severance payments and benefits include (i) a lump sum payment equal to three times the sum of the executive's base salary and target bonus,
(ii) a lump sum payment equal to the present value of the benefits the executive would have received had he continued to participate in the Company's retirement plans for an additional three years (or, in the case of the Company's Supplemental Executive Retirement Plan only, the greater of three years or the period from the date of termination until the executive's early retirement date, as defined in such plan), and (iii) continuation of life, disability, accident, and health insurance benefits for a period of 36 months immediately following termination of employment. Except for Mr. Malquist, the agreements also provide that if any compensation paid, or benefit provided, to the executive, whether or not pursuant to the change-in-control agreements, would be subject to the federal excise tax on "excess parachute payments," payments and benefits provided pursuant to the agreement will be cut back to the largest amount that would not be subject to such excise tax, if such cutback results in a higher after-tax payment to the executive. In the case of Mr. Malquist, the agreement provides that the Company will pay an additional amount sufficient to hold him harmless from such tax. The Board of Directors entered into these agreements in order to attract and retain excellent management, and to encourage and reinforce continued attention to the executives' assigned duties without distraction under circumstances arising from the possibility of a change in control of the Company. In entering into these agreements, the Board was advised by Towers Perrin, the national compensation and benefits consulting firm described above, and Skadden, Arps, Slate, Meagher & Flom, an independent outside law firm, to insure that the agreements entered into were in line with existing industry standards and provided benefits to management consistent with those standards.

CERTAIN BUSINESS RELATIONSHIPS

     The Company has entered into an agreement with a partner of Hale Day Gallagher Co., a real estate brokerage and investment company, to act as broker for the sale of a property owned by Lands of Sierra, Inc., a subsidiary of the Company. The eventual sale of the property will result in Hale Day Gallagher Co. receiving a standard brokerage commission not to exceed 5% of the selling price. Mr. T.J. Day, a partner of Hale Day Gallagher Co. and a Director of the Company, has no relationship with or interest in the transaction, will receive no part of the commission, and will receive no direct or indirect benefit from the transaction.

     Mr. Peterson, formerly a partner with the law firm of Woodburn and Wedge, became Senior Vice President and General Counsel for Sierra Pacific Resources in 1993. Woodburn and Wedge, which has performed legal services for SPPC since 1920 and for Sierra Pacific Resources and all its subsidiaries from their inception, continues to perform legal work for the Company. Mr. Peterson's spouse has been an equity partner in the firm since 1982.

     Susan Oldham, a former employee of SPPC specializing in water resources law, planning and policy, accepted the Company's voluntary severance offering in December 1995. Ms. Oldham is the spouse of Steven C. Oldham, Vice President, Transmission Business Group and Strategic Development for SPPC. Ms. Oldham, a licensed attorney in Nevada and California, has continued to perform specialized legal services in the water resource area for the Company on a contract basis.

INDEBTEDNESS OF MANAGEMENT

     In April 1994, Mr. Malquist, formerly Senior Vice President and Chief Financial Officer, received a $92,000 interest-free loan related to his employment arrangement with the Company. The loan is payable in four equal annual installments. Any installment due on any anniversary date on which Mr. Malquist is employed by the Company will be discharged by the Company in consideration for services rendered during the previous year.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On the recommendation of the Audit Committee, the Board of Directors of Sierra Pacific Resources selected the independent accounting firm of Deloitte & Touche, LLP, as the Company's auditors for the year ended 1998.

     The Company's financial statements, and the financial statements of significant subsidiary companies for the year ended December 31, 1997, were audited by Deloitte & Touche. A representative of Deloitte & Touche will be present at the Annual Meeting to answer questions from stockholders and will have an opportunity to make a statement if desired.

     Evolving best practice among leading corporations includes periodic competitive review and selection of independent auditors. In 1996, the Company competitively bid its auditing services. The Company solicited and reviewed requests for proposal from a majority of the big six national accounting firms, including Coopers & Lybrand, the Company's former auditors. At the conclusion of the process, on November 18, 1996, the Company selected Deloitte & Touche, LLP, as the Company's independent auditors for the years ending 1996 and 1997.

     During the two fiscal years immediately prior to and through November 18, 1996, the Company did not consult with Deloitte & Touche on items which concerned the application of accounting principles generally, or to a specified transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     The Audit Committee has approved each professional service provided by Deloitte & Touche during 1997. Additionally, the Audit Committee considered the possible effect the performances of such services might have on the independence of the Company's independent accountants and concluded that the services performed have not impaired their independence. All professional services were provided by Deloitte & Touche at customary rates and terms.


                            DISCRETIONARY AUTHORITY

     The Company has no knowledge of any matters to be presented for action by the stockholders at the meeting other than as set forth herein. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.


                      DEADLINE FOR STOCKHOLDERS PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received on or before November 27, 1998, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to William E. Peterson, Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, NV 89520-3150.


                                 ANNUAL REPORT

     In order to exercise prudent judgment, Stockholders are invited to examine the financial statements contained in the Company's Annual Report for 1997, a copy of which has been mailed to all stockholders of record through the close of business on March 13, 1998.

--------------------------------------------------------------------------------
SIERRA PACIFIC RESOURCES
                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold P. Dayton, Jr. and Malyn K. Malquist or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of Sierra Pacific Resources which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders to be held on May 18, 1998 and at any and all adjournments thereof:

1. TO ELECT THE MEMBERS OF THE BOARD OF DIRECTORS.

   For all nominees listed below                    Withhold authority to vote
   (except as written to the                        for all nominees [_]
   contrary below)       [_]

     James R. Donnelley       Malyn K. Malquist         James L. Murphy

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the space provided below.)

   -------------------------------------------------------------------------


2. WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROP-ERLY COME BEFORE THE MEETING.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                          (CONTINUED FROM OTHER SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCK-HOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1.

                                      Please sign below exactly as your name
                                      appears on this card, including the
                                      title "Executor", "Trustee", etc., if
                                      the same is indicated. When stock is
                                      held by a corporation, this proxy should be executed by an authorized officer thereof.


                                      -----------------------------------------
                                      Signature

Dated: _______________ , 1998
PLEASE MARK, SIGN, DATE AND           -----------------------------------------
RETURN THE PROXY CARD USING           Signature if held jointly
THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------